SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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Furniture Brands International, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Furniture Brands International, Inc. will hold the annual meeting of its stockholders at 10:00 a.m. on Thursday, May 3, 2007, at the executive offices of Furniture Brands International, Inc., 101 South Hanley Road, 19th Floor, St. Louis, Missouri. The meeting will be held for the following purposes:

I.	to elect ten directors;

II.	to ratify the selection of independent registered auditors; and

III.	to transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on March 8, 2007 will be entitled to receive notice of and to vote during the 2007 annual meeting and during any adjournment or adjournments thereof.

By order of the Board of Directors,

/s/ Robert L. Kaintz

Robert L. Kaintz
Secretary

St. Louis, Missouri, March 27, 2007

IMPORTANT

Whether or not you plan to attend the meeting, please complete, date and sign the enclosed proxy form, and return it PROMPTLY in the enclosed envelope, which requires no postage if mailed in the United States.

PROXY STATEMENT

Furniture Brands International, Inc. ("Company"), 101 South Hanley Road, St. Louis, Missouri 63105 is furnishing this proxy statement in connection with the solicitation of proxies on behalf of the Board of Directors ("Board") of the Company for use during the 2007 annual meeting of stockholders and at any adjournments thereof. The meeting will be held for the purposes set forth in the accompanying notice of annual meeting of stockholders. We expect to mail the notice of meeting, this proxy statement and the form of proxy to stockholders on or about March 27, 2007. With this proxy statement, we are mailing to all registered stockholders a copy of the Company's Annual Report on Form 10-K containing financial statements for the year ended December 31, 2006.

Who May Vote

Stockholders of record at the close of business on March 8, 2007 ("record date") are entitled to vote during the 2007 annual meeting and may cast one vote for each share of the Company's common stock ("Common Stock") held on the record date on each matter that may properly come before the meeting. On the record date there were 48,336,252 of Common Stock issued and outstanding.

How You May Vote

You may vote in person by attending the meeting or by mail by completing and returning a proxy. To vote your proxy by mail, mark your vote on the enclosed proxy form and then follow the instructions on the form. Shares represented by proxy will be voted as directed on the proxy form and, if no direction is given, will be voted as follows:

1.	FOR all the persons nominated by the Board as directors;
2.	FOR the proposal to ratify selection of independent registered auditors; and
3.	In the best judgment of the persons named in the proxies on such other matters that may properly come before the meeting.

Vote Required

The holders of a majority of the issued and outstanding shares of Common Stock must be present or represented at the meeting for there to be a quorum for the conduct of business. If a quorum is present and/or represented at the meeting, then the ten nominees for director who receive the highest numbers of votes of the votes cast will be elected. A majority of the votes present in person or by proxy and entitled to vote will be required to ratify the selection of independent registered auditors and to take action on such other matters as may properly come before the meeting. Shares represented by proxies which are marked "withhold" as applied to voting for directors or "abstain" as to deny discretionary authority on any other matters will be counted as shares present for purposes of determining the presence of a quorum. Such shares, as well as votes withheld by brokers in the absence of instructions from street-name holders (broker non-votes) will be treated as shares present and entitled to vote, which will have no effect on our election of directors but will have the same effect as a vote against any such matters.

How You May Change Your Vote

Any proxy given by a stockholder may be revoked at any time prior to its use by execution of a later dated proxy, by a personal vote at the meeting, or by written notice to the Secretary of the Company.

Solicitation of Proxies

We will bear the cost of the solicitation, which will consist primarily of printing, postage and handling, including the expenses of brokers, nominees and other fiduciaries in forwarding proxy materials to beneficial owners. Directors, officers and other employees of the Company may also solicit proxies personally or by telephone. In addition, we have engaged Morrow & Co. to assist in the solicitation from brokers, bank nominees and institutional holders for a fee of $6,000 plus out-of-pocket expenses.

Security Ownership

The table below presents information based on Schedule 13G reporting beneficial ownership, including sole voting and investment power except as otherwise indicated, of more than 5% of the Common Stock, as of December 31, 2006.

Security Ownership of Certain Beneficial Owners Table

		Shares
		Beneficially	Percent of
Name and Address	Class of Stock	Owned (a)	Class (a)

Artisan Partners Limited Partnership (b)	Common	6,939,100	14.4%
875 East Wisconsin Avenue, Suite 800
Milwaukee, WI 53202

Goldman Sachs Asset Management, L. P. (c)	Common	4,163,027	8.6%
32 Old Slip
New York, NY 10005

Dimensional Fund Advisors, Inc.	Common	3,608,495	7.5%
1299 Ocean Avenue, 11th floor
Santa Monica, CA 90401

FMR Corp. (d)	Common	2,893,700	6.0%
82 Devonshire Street
Boston, MA 02109

Franklin Resources, Inc. (e)	Common	2,876,375	6.0%
One Franklin Parkway
San Mateo, CA 94403-1906

Hotchkis and Wiley Capital Management, LLC (f)	Common	2,783,637	5.8%
725 S. Figueroa Street, 39th floor
Los Angeles, CA 90017

LSV Asset Management	Common	2,842,710	5.7%
1 N. Wacker Drive, Suite 4000
Chicago, IL 60606

Blackrock, Inc. (g)	Common	2,595,924	5.4%
40 East 52nd Street
New York, NY 10022

On March 2, 2007, SCSF Equities, LLC, 5200 Town Center Circle, Suite 470, Boca Raton, Florida 33486 filed a Schedule 13D with the Securities and Exchange Commission reporting shared voting and investment power over 2,430,900 shares of our Common Stock or 5.0% of our outstanding common stock.
Included as reporting persons are Sun Capital Securities Offshore Fund, Ltd.,; Sun Capital Securities Fund, L. P.; Sun Capital Securities Advisors, LP; Sun Capital
Securities, LLC; Marc J. Leder; and Rodger R. Krouse.
_________________________

(a)
Shares beneficially owned are as defined by Securities and Exchange Commission ("SEC") Rule 13d-3 which provides in part that persons are deemed the beneficial owners of securities if they have or share the power to vote or dispose of the securities.

(b)
Included as reporting persons are Artisan Investment Corporation, Andrew A. Ziegler and Carlene Murphy Ziegler, who share voting power as to 6,400,300 shares and investment power as to 6,939,100 shares and Artisan Funds, Inc., which shares voting and investment power as to 4,709,600 shares.

(c)	Sole voting power as to 3,698,447 shares and sole investment power as to 4,163,027 shares.
(d)	Sole voting power as to 3,200 shares and sole investment power as to 2,893,700 shares. Included as a reporting person is Edward C. Johnson, III, who has sole investment power as to 2,893,700 shares.
(e)
Included as reporting persons are Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Advisory Services, LLC. Of the shares listed, Franklin Advisory Services, LLC has sole voting and investment power over 2,875,000 shares, Franklin Advisors, Inc. has sole voting and investment power over 175 shares and Fiduciary Trust Company International has sole voting and investment power over 1,200 shares.

(f)	Sole voting power as to 2,308,837 shares and sole investment power as to 2,783,637 shares.
(g)	Shared voting and investment power as to 2,595,924 shares.
____________________

The table below presents information regarding the beneficial ownership of Common Stock by directors, nominees for directors, executive officers named in the Officer and Non-Employee Director Stock Ownership Table below ("Named Executive Officers"), and all directors and executive officers as a group (16 persons) as of February 28, 2007. Except as noted below, all such persons possessed sole voting and investment power with respect to the shares listed. An asterisk (*) in the column listing the percentage of class indicates that the person beneficially owned less than 1% of the Common Stock as of February 28, 2007.

Officer and Non-Employee Director Stock Ownership Table

		Shares
Directors, Nominees		Beneficially
For Directors and	Class of	Owned,	Percent of
Named Executive Officers	Stock	(a)(b)(c)(d)	Class

K. B. Bell	Common	17,411	*
L. Chipperfield	Common	222,366	*
J. T. Foy	Common	221,083	*
W. G. Holliman	Common	588,400	1.2%
J. R. Jordan, Jr.	Common	10,648	*
L. M. Liberman	Common	48,739	*
R. B. Loynd	Common	120,486	*
B. L. Martin	Common	10,304	*
A. B. Patterson	Common	13,243	*
D. L. Ramos	Common	57,159	*
M. E. Rubel	Common	2,072	*
A. E. Suter	Common	22,411	*
N. W. Webster	Common	19,275	*

Directors and
Executive Officers
as a Group
(16 persons)	Common	1,469,888(e)	2.6%
_________________

(a)
Shares beneficially owned are as defined by SEC Rule 13d-3 which provides in part that persons are deemed the beneficial owners of securities if they have or share the power to vote or dispose of the securities or if they have the right to acquire the securities within the next sixty days. Accordingly included in shares beneficially owned are shares of Common Stock that may be purchased upon exercise of exercisable stock options within 60 days of December 31, 2006, and such shares as may be so purchased were deemed to be issued and outstanding for purposes of calculating percentages of issued and outstanding shares.

(b)
The shares listed as beneficially owned by Mr. Foy consist of 35,433 shares and exercisable stock options to purchase 185,650 additional shares; the shares listed as beneficially owned by Mr. Holliman consist of 145,400 shares and exercisable stock options to purchase 443,000 additional shares; the shares listed as beneficially owned by Ms. Ramos consist of 24,134 shares and exercisable stock options to purchase 33,025 additional shares; the shares listed as beneficially owned by Ms. Webster consist of 6,000 shares and exercisable stock options to purchase 13,275 additional shares; the shares listed as beneficially owned by Mr. Liberman and Mr. Loynd include 14,828 and 106,400 shares, respectively, held in trust; and the shares held by Mr. Chipperfield consist of 35,091 shares and exercisable stock options to purchase 187,275 additional shares.

(c)
17,411 shares held by each of Ms. Bell and Messrs. Liberman and Suter; 14,086 shares held by Mr. Loynd; 10,304 shares held by Mr. Martin; 10,148 shares held by Mr. Jordan; 8,243 shares held by Mr. Patterson and 2,072 shares held by Mr. Rubel are shares of restricted stock issued pursuant to our Restricted Stock Plan for Outside Directors.

(d)
Of these shares 3,582 shares held by Mr. Foy; 18,949 shares held by Ms. Ramos and 9,891 shares held by Mr. Chipperfield are shares of restricted stock issued pursuant to our 1999 Long-Term Incentive Plan. Of these restricted shares 3,582 shares held by Mr. Foy; 8,949 shares held by Ms. Ramos; and 9,891 shares held by Mr. Chipperfield are shares of restricted stock granted as compensation for a significant shortfall in our total retirement benefit. This shortfall was created by the freezing of our defined benefit retirement plan and our supplemental executive retirement plan.

(e)
The shares listed as beneficially owned by directors and executive officers as a group consist of 510,838 shares (of which 177,196 are restricted shares) and exercisable stock options to purchase 959,050 additional shares.

_________________

I.	ELECTION OF DIRECTORS

Nominees

Ten directors are to be elected during the 2007 annual meeting to serve, subject to their earlier death, resignation or removal, for terms of one year ending at the 2008 annual meeting or until their successors are elected and qualify. Certain information regarding the ten nominees is presented below. Should any nominee become unable or unwilling to serve, an event not anticipated to occur, proxies (except proxies marked to the contrary) will be voted for another person designated by the Board unless the Board shall have reduced the number of directors to be elected.

Company
Name, Age, Principal Occupation	Director
or Position, Other Directorships	Since

Katherine Button Bell, 48	1997
Vice President and Chief Marketing Officer
of Emerson Electric Co.,
a manufacturer of electrical, electromechanical and
electronic products and systems

John T. Foy, 59	2004
President and Chief Operating Officer of the Company
Director of Renasant Corporation

Wilbert G. Holliman, 69	1996
Chief Executive Officer of the Company
Director of BancorpSouth, Inc.

John R. Jordan, Jr., 68	2003
Retired, formerly Vice Chairman of Price Waterhouse
(now PricewaterhouseCoopers)
Director of Fiduciary Counseling, Inc.

Lee M. Liberman, 85	1985
Chairman Emeritus and currently a consultant to
Laclede Gas Company, a gas public utility, of which he was
formerly Chairman of the Board and Chief Executive Officer

Company
Name, Age, Principal Occupation	Director
or Position, Other Directorships	Since

Richard B. Loynd, 79	1987
President of Loynd Capital Management and currently
Chairman of the Executive Committee of the Board
Director of Joy Global Inc.

Bob L. Martin, 58	2003
Independent management consultant and retired President and
Chief Executive Officer of Wal-Mart International,
The international division of Wal-Mart Stores, Inc., an
international discount retailer
Director of Sabre Holdings Corporation, The Gap, Inc.,
Conn’s Appliances, Inc. and Guitar Center, Incorporated

Aubrey B. Patterson, 64	2004
Chairman of the Board and Chief Executive Officer of
BancorpSouth, Inc., a bank holding company
Director of BancorpSouth, Inc.

Matthew E. Rubel, 49	2006
President and Chief Executive Officer of Payless ShoeSource, Inc., a
family footwear specialty retailer
Director of Payless ShoeSource, Inc.

Albert E. Suter, 71	1997
Senior Advisor and Retired Vice Chairman and
Chief Operating Officer of Emerson Electric Co., a manufacturer of electrical, electromechanical and electronic products and systems
Director of DeCrane Aircraft Holdings, Inc.

Each of the director nominees has held the same position or other executive positions with the same employer during the past five years except Mr. Rubel who from 1999 until 2005, was Chairman, President and Chief Executive Officer of Cole Haan Holdings, Inc., a leading marketer of high quality men’s and women’s shoes and accessories and a subsidiary of Nike, Inc. From 2005 until the present he has been President and Chief Executive Officer of Payless ShoeSource, Inc., a family footwear specialty retailer.

Board of Directors and Committees

In accordance with the rules of the New York Stock Exchange, the Board of Directors affirmatively determines the independence of each director and nominee for election as a director. The Board has adopted the independence guidelines set forth in the New York Stock Exchange listing standards. These guidelines are attached to this proxy statement as Appendix A. Based on these guidelines and a consideration of all other relevant facts and circumstances, the Board of Directors has determined that the following members are independent: Katherine Button Bell, John R. Jordan, Jr., Lee M. Liberman, Richard B. Loynd, Bobby L. Martin, Matthew E. Rubel and Albert E. Suter and that Aubrey B. Patterson will be independent as of May 3, 2007. In determining Mr. Loynd’s status as an independent director the Board considered his arrangement with us regarding office space and secretarial and related services and concluded that his arrangement did not impair his independence.

The Board has four standing committees: an Executive Committee, an Audit Committee, an Executive Compensation and Stock Option Committee and a Governance and Nominating Committee.

The Executive Committee, which currently consists of Mr. Loynd, Chairman, and Messrs. Holliman, Suter and Patterson, met one time during the year ended December 31, 2006. The Executive Committee has the authority to exercise all of the powers of the Board of Directors while the Board of Directors is not in session, except that the Executive Committee does not have the authority to amend our By-Laws or to increase the size of, or to designate persons to fill vacancies on, the Board of Directors

The Audit Committee, which currently consists of four independent directors (Mr. Jordan, Chairman, Ms. Bell, and Messrs. Martin and Liberman) met five times during the year ended December 31, 2006. The Committee assists the Board in the oversight of:

•	the integrity of the Company’s financial statements and internal controls,

•	the Company’s implementation and administration of internal controls to safeguard assets,

•	the Company’s compliance with legal and regulatory requirements,

•	the independent auditor’s qualifications, independence and performance, and

•	the performance of the Company’s internal audit function.

The Committee also provides an avenue of communication among the independent auditor, the Internal Audit Department, management and the Board. The Audit Committee operates under a written charter adopted by the Board of Directors. The Board of Directors has also determined that all members of the Committee are financially literate and that Lee M. Liberman and John R. Jordan, Jr. are Audit Committee Financial Experts as that term is defined in the rule issued pursuant to the Sarbanes-Oxley Act of 2002.

The Executive Compensation and Stock Option Committee, which currently consists of four independent directors (Mr. Suter, Chairman, Ms. Bell and Messrs. Rubel and Jordan), met four times during the year ended December 31, 2006. The Committee discharges the responsibilities of the Board relating to compensation of our Chief Executive Officer and other executives of the Company and its operating companies. These responsibilities include reviewing and approving performance measures relevant to the compensation of our executive officers, evaluating the performance of these executive officers in light of the approved performance measures and determining their annual and long-term compensation.

The Governance and Nominating Committee, which currently consists of four independent directors (Mr. Martin, Chairman, and Messrs. Loynd, Liberman and Rubel) met two times during the year ended December 31, 2006. The Committee identifies and recommends as nominees for election as directors individuals who are qualified to become Board members and develops and recommends to the Board corporate governance principles applicable to the Company. Mr. Rubel, who was elected a director of the Company on October 26, 2006 was recommended to us by a third-party search firm. Currently we are paying a fee to a third party search firm to assist us in identifying and evaluating potential nominees for election as a director.

The Committee has a policy of considering director candidates recommended by stockholders provided that a stockholder submission of a nominee for director must be received by our Secretary not less than 120 calendar days before the calendar day and month of the mailing of our proxy statement in connection with the previous year’s annual meeting. The submission must include biographical information including, but not limited to, the proposed candidate’s name, age, business address, residence address, principal occupation or employment for the previous five years and the number of shares of our common stock owned beneficially or of record.

Director candidates are selected on the basis of their ability to make contributions to the Board and to our strategic plan. Selected candidates shall possess the following qualifications:

•	high personal and professional ethics, integrity, an inquiring and independent mind, practical wisdom and mature judgment;

•	broad training and experience at the policy making level in business, government, education and technology or in areas that are relevant to our activities;

•	expertise that is useful to us and complementary to the background and experience of the other Board members, so that an optimum balance of members on the Board can be achieved and maintained;

•	willingness to devote the required amount of time to carry out the duties and responsibilities of Board membership;

•	commitment to serve on the Board over a period of several years to develop knowledge about our principal operations;

•	willingness to represent the best interests of all stockholders and objectively appraise management performance; and

•
involvement in activities or interests that do not create a conflict with the director’s responsibilities to us and our stockholders. The Governance and Nominating Committee assesses the appropriate mix of skills and characteristics required of Board members in the context of the perceived needs of the Board at a given point in time.

Our Code of Corporate Conduct, Corporate Governance Guidelines and the charters of its Audit Committee, Governance and Nominating Committee and Executive Compensation and Stock Option Committee are available on our website at www.furniturebrands.com. Our Code of Corporate Conduct applies to our directors, officers and employees. Stockholders may request a copy of any of these documents from Furniture Brands International, Inc., 101 South Hanley Road, St. Louis, MO 63105, ATTN: Corporate Secretary, 314-863-1100. Information on our website does not constitute part of this proxy statement.

There were five meetings of the Board during the year ended December 31, 2006, and all directors were present for at least 75% of the meetings of the Board and committees of the Board on which they served except Katherine Button Bell. The non-management directors have chosen Richard B. Loynd to preside at the regular meetings of non-management directors.

The Board of Directors provides a process for stockholders and other interested parties to send communications directly to the Board as a whole, the non-management directors as a group or to individual directors. Stockholders and other interested parties should do so in writing addressed to the Governance and Nominating Committee Chairperson, c/o Furniture Brands International, Inc., 101 South Hanley Road, St. Louis, MO 63105. All appropriate correspondence will be forwarded to the Governance and Nominating Committee Chairperson. We will not, however, forward sales or marketing materials or correspondence not clearly identified as stockholder or interested party correspondence.

All members of the Board of Directors are expected to attend all Board meetings and Committee meetings of which the director is a member and the Annual Meeting of Stockholders. The Board of Directors realizes that conflicts may arise from time to time but expects that each director shall make every effort to keep such conflicts to a minimum. All members of the Board attended last year’s Annual Meeting of Stockholders.

Compensation of the Board of Directors

The annual pay package for non-employee directors is:

•	Designed to attract and retain highly-qualified, independent professionals to represent our stockholders

•
Positioned to approximate the median of comparably sized companies to Furniture Brands. The Nominating and Governance Committee periodically engages (generally every other year) an independent consultant (Towers Perrin) to assist in reviewing the competitiveness and appropriateness of the Company’s non-employee director compensation program

•
Designed to provide ongoing alignment to stockholders (through equity-based grants). In 2005, non-employee directors received approximately 58% of pay in the form of equity and 42% in cash. Since we do not pay board or committee meeting fees, actual annual pay should be relatively close to targeted mix with the only difference being whether or not a director is the chairperson of a committee

Our 2006 compensation package for non-employee directors was comprised of cash (annual board and committee chair retainers) and restricted stock awards. The 2006 direct compensation, by element, was the following:

•	Annual board retainer: $50,000, paid for membership

•	Board meeting fee: no separate fee for board meeting attendance is provided

•	Chairman of a committee:
◦ Audit committee: $10,000, paid for being the Chair
◦ Other committees: $5,000, paid for being the Chair

•	Committee meeting fee: no separate fee for committee meeting attendance is provided

•	Restricted Stock awards: $75,000 market value is awarded to directors. The restricted shares vest after one year and are not distributed until a director’s retirement, death or disability.

In addition to direct compensation, the non-employee directors also receive the following:

•	Reimbursement at cost for all travel expenses incurred in attending board and committee meetings

•
Each non-employee director, who has not reached the age of 70, is entitled to receive on a non-contributory basis, term life insurance in the amount of $100,000 pursuant to our group term life program.

Director Stock Ownership

Effective on January 1, 2007, we implemented formal share ownership guidelines for non-employee directors. Our non-employee directors are required to own 10,000 shares within four years of joining the Board. As of December 31, 2006, seven of the eight non-employee directors met the targeted ownership guideline.

Discontinued Programs

We have a retirement plan for non-employee directors in which participation and benefits have been frozen since July of 1997. Under the plan, a director who is not an employee of the Company or of a subsidiary of the Company and who has reached age 62 or older and has served as a director for at least five years will, after termination of service as a director, receive for life a percentage of the annual fee for directors in effect at the time of termination of service. Currently, only Mr. Liberman will qualify for benefits under this plan, and after termination of service as a director he will receive for life 100% of the annual fee for directors in effect at the time of termination of service payable monthly, which is currently $50,000. There will be no further vesting or new participants added under the plan.

2006 Compensation

Cash compensation varies by non-employee director based on whether the individual is a Chairman of a committee. Restricted stock awards are the same for each non-employee director.

Non-Employee Director Compensation Table
			Change in
	Fees		Pension Value
	Earned		and Nonqualified
	or Paid	Stock	Deferred	All Other
	in Cash	Awards	Compensation	Compensation	Total
Name	($)(a)	($)(b)	Earnings	($)(c)	($)

Katherine Button Bell	50,000	75,000	0	0	125,000
John R. Jordan	60,000	75,000	0	0	135,000
Donald E. Lasater (d)	52,084	0	0	0	52,084
Lee M. Liberman	50,000	75,000	0	0	125,000
Richard B. Loynd	55,000	75,000	0	72,000	202,000
Bobby L. Martin	52,500	75,000	0	0	127,500
Aubrey B. Patterson	50,000	75,000	0	0	125,000
Matthew E. Rubel (e)	8,334	37,500	0	0	45,834
Albert E. Suter	55,000	75,000	0	0	130,000
_________________

(a)	Includes all fees earned for services as director including annual retainer and committee chair retainers.
(b)	Value of restricted stock award
(c)
We provided Mr. Loynd with office space and secretarial and related administrative services during 2006 in recognition of his prior service as former Chief Executive Officer and Chairman of the Board of the Company.

(d)	Donald E. Lasater retired as a director of the Company on May 27, 2006. Payment of $29,167 in fees represents payment under the retirement plan for non-employee directors.
(e)	Matthew E. Rubel was elected a director of the Company on October 26, 2006.
_________________

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on a review of the copies of forms received by it or filed with the Securities and Exchange Commission and on written representations from certain reporting persons, we believe that during 2006, directors and executive officers complied with all Section 16(a) filing requirements.

Audit Committee Disclosure

Audit Fees

The following fees were paid to KPMG LLP, our independent registered auditors, for services rendered in 2005 and 2006 (Dollars in Thousands):

	2005	2006
Audit Fees	$1,694.0	$1,759.2
Audit Related Fees	50.0	49.0
Tax Fees	170.0	99.6
Total KPMG LLP Fees	$1,914.0	$1,907.8

Audit Fees primarily represent amounts paid for the integrated audit, the Maitland-Smith statutory audit and review of SEC filings and accounting consultation.

Audit Related Fees are related to audits of employee benefit plans, review of SEC filings and accounting consultation.

Tax Fees are for tax compliance and tax consulting.

Audit Committee Pre-Approval Policy

The Audit Committee pre-approves all audit and non-audit services (and related fees) provided by our independent registered auditor, as outlined below. Should an engagement need pre-approval before the next Committee meeting, authority to grant such approval is delegated to the Audit Committee Chairman. Such approval will be reviewed with the entire Committee at the next quarterly meeting.

Audit Fees

Annually, the Committee reviews and approves the audit services and the estimated audit fees for the current fiscal year and approves any amounts exceeding the original estimates.

Non-Audit Services and Fees

Annually, and otherwise as necessary, the Committee reviews and approves all non-audit services and the estimated fees for such services for the current fiscal year. For recurring services such as employee benefit plans, tax compliance, internal control reviews, statutory filings and foreign export reporting and for non-recurring services such as tax or other consulting, the Committee reviews and approves the services and estimated fees by category of service and approves any amounts exceeding the original estimates.

Report of the Audit Committee

We oversee the Company’s financial reporting process on behalf of the Board of Directors. We operate under a written charter adopted by the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the Company’s system of internal control. In fulfilling our oversight responsibilities, we reviewed and discussed the audited financial statements with management, including a discussion of the quality and the acceptability of the Company’s financial reporting and control.

We discussed with the independent registered auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Committee under generally accepted auditing standards including Statement on Auditing Standards No. 61. In addition, we have discussed with the independent registered auditors the auditors’ independence from management and the Company, including the matters in the auditors’ written disclosures required by Independence Standards Board Standard No. 1.

We also discussed with the Company’s internal and independent registered auditors the overall scope and plans for their respective audits. We meet periodically with the internal and independent registered auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control, and the overall quality of the Company’s financial reporting.

We have determined that the provision for services covered by fees other than audit fees is compatible with maintaining the principal accountant’s independence.

In reliance on the reviews and discussions referred to above, we recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the Securities and Exchange Commission. We also evaluated and recommended to the Board the reappointment of KPMG LLP as the Company’s independent auditors for fiscal year 2007.

Submitted by the Audit Committee of the Furniture Brands International Board of Directors

John R. Jordan, Jr., Chairman	Bobby L. Martin
Lee M. Liberman	Katherine Button Bell

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Executive Compensation and Stock Option Committee of the Board of Directors (“Committee”) is comprised of non-employee directors, all of whom meet the independence requirements outlined by the New York Stock Exchange. The Committee is responsible for establishing our executive compensation policies and overseeing executive compensation practices.

Throughout this Compensation Discussion and Analysis, the individuals who served as our Chief Executive Officer and Chief Financial Officer during fiscal 2006 as well as the other individuals included in the Summary Compensation Table are referred to as the Named Executive Officers.

To assist the Committee in discharging its responsibilities, the Committee has retained Towers Perrin as an independent consultant. The consultant is engaged by and reports directly to the Committee. Generally, the Consultant’s role is to work with the Committee but through management to develop recommendations related to all aspects of executive rewards. The consultant reviews all Committee meeting materials and management proposals, and attends each full Committee meeting, including executive sessions. The consultant conducts an annual review of the total compensation program for the Named Executive Officers and provides relevant market data, analysis and alternatives on the recommendations being made by management.

The Committee has sole discretion in setting the Chief Executive Officer’s pay. The Chief Executive Officer has input along with the Committee in setting pay for the Chief Financial Officer and the other Named Executive Officers. In its deliberations, the Committee meets with the Chief Executive Officer and other members of senior management, as appropriate, to discuss the application of the competitive benchmarking (pay and performance) relative to our unique structure and needs.

Executive Compensation Philosophy and Objectives

Our executive compensation philosophy emphasizes alignment between executive rewards and stockholder value creation. We believe in paying the Named Executive Officers for performance achieved in both the short and long term that maximizes total stockholder returns.

The Committee’s review of executive compensation uses the following compensation principles which the Committee believes support our broader business objectives:

•	Attract and motivate a highly capable and performance-focused executive team

•	Pay for performance such that relative total compensation reflects our relative performance;

•	Link the change in earnings of executives directly to and in the same direction as the change in our financial results, both short and long term, and its return to stockholders;

•	Promote a culture of executive owners who share a common financial interest with stockholders; and

•	Efficiently manage the potential dilution, cash flow, tax and reported earnings implications of executive compensation, consistent with the other four objectives of the program.

Recent Program Changes

Over the last two years, we believe we have made substantial and meaningful changes to our executive pay programs which are designed to strengthen the link between executive rewards, overall business performance and shareholder value creation.

Since 2005, we have shifted the delivery of long-term incentives from 100% stock options to a combination of 50% stock option grant and 50% long-term performance cash plan. We aim for this shift to provide a balanced focus between share price appreciation and our longer term strategic, financial and operational goals. The Committee will continue to assess the makeup of the long-term incentive program to assure that it supports our business objectives.

The Committee also believes that meaningful executive ownership is integral to aligning executive and stockholder interests. Effective on January 1, 2007, we approved formal executive share ownership guidelines. Our top executives are required to own a fixed number of shares ranging from 35,000 to 200,000 shares depending upon position. Executives will have five years to achieve targeted ownership. As of December 31, 2006, only Mr. Chipperfield met the targeted ownership levels.

Setting Compensation

Our overall executive compensation program is designed to be consistent with its compensation principles. In 2006, about 50% of the annual target compensation (salary, annual incentive target, grant date fair value of long-term incentive equity awards) of the Named Executive Officers other than Mr. Holliman was intended to be long-term (i.e., payable over time periods longer than one year). We believe this emphasis on longer-term compensation, through equity and performance-based long term cash awards, ensures a strong continued alignment with shareholder value creation.

The basic construct of the primary elements of our 2006 Named Executive Officer pay package is outlined below.

Element	Purpose	Characteristics
Base Salary	Certain element of pay for an individual’s primary duties and responsibilities	Base salary is reviewed annually and each executive’s current salary is compared against the median of a comparable position in the competitive market
Annual Incentive	Paid for the achievement of specified annual corporate and/or business unit financial goals	Performance-based cash opportunity; amount earned will vary relative to the targeted level based on our actual results achieved
Long-Term Incentive Cash Plan	Plan designed to reward key executives who can potentially contribute materially to our long-term success	Performance-based long-term cash opportunity; amounts earned/realized will vary from the target based on actual financial performance achieved during the three year performance period
Stock Options	Program is designed to promote share ownership	Performance based long-term incentive opportunity; amounts realized are dependent upon share price appreciation
Benefits	Provide for basic life and income security needs	Fixed component; however retirement contributions tied to annual bonuses will vary based on awards earned

When setting total compensation, the Committee applies a consistent approach for all executive officers. The Committee also exercises appropriate business judgment in how it applies the standard approaches to the facts and circumstances associated with each executive.

In 2006, we considered general industry pay data from comparably sized companies when setting each element of 2007 Named Executive Officer compensation. Each element of compensation is targeted at the median of the competitive market, as determined by our Committee’s consultant from their survey data.

The competitive pay data, described above, is provided to the Committee by its independent consultant.

The Committee also began annual reviews of executive pay tally sheets in 2006. The tally sheets outline the executives’ annual pay (target and actual) and total accumulated pay under various performance and employment scenarios. Data from the tally sheets was also considered by the Committee when setting pay opportunities. Generally, there are nominal changes (up and down) in target total compensation for our executives. Actual total compensation can vary widely based on company, business unit and in some cases individual performance.

Generally, the amount of compensation realized or potentially realizable does not directly impact the level at which future pay opportunities have been set.

Chief Executive Officer Compensation

Our Chief Executive Officer has a unique compensation package that is different from the other Named Executive Officers. Mr. Holliman’s compensation package is designed specifically for his transition to retirement and; therefore, neither his base salary nor his annual incentive has been increased. The specific employment arrangements recognize Mr. Holliman’s long, valued service at Furniture Brands and his continued commitment to the Company as he delays retirement. Any compensation arrangement for a future chief executive officer will be designed similarly to the current Named Executive Officers and will consist of base salary, annual and long term incentives.  The specific contractual arrangements for Mr. Holliman and the other Named Executive Officers can be found under “Employment Agreements” below.

Total Compensation Elements

Financial measures (sales, net earnings and return on net assets) were considered in determining the amount of awards earned under the annual incentive plan for 2006. Financial measures (cumulative net cash from operations and pre-tax return on net assets) are considered in determining the amount of awards, if any, earned under the long-term incentive performance cash plan. In 2006, there was no individual discretion in determining actual awards earned under the annual or long-term incentive plans.

The table below outlines the specific corporate measures used in determining 2006 executive compensation:

Pay Element	Performance Measures - 2006	2006 Performance
Base Salary	Individual Contribution	CEO/Committee Assessment
Annual Incentive	Actual 2006 Sales, Net Earnings and Return on Net Assets	73% Achievement (Named Executive Officers other than Ms. Webster) 83% Achievement (Ms. Webster)
Stock Options	Stock price performance relative to the exercise price of the option grant	Stock price declined from $22.33 to $16.23
2005 - 2007 LTICP	3-Yr Cumulative Net Cash from Operations and Pre-tax Return on Net Assets in 2007 relative to targeted level	Not available: performance cycle from 01/01/05 to 12/31/07 not yet completed
2006 - 2008 LTICP	3-Yr Cumulative Net Cash from Operations and Pre-tax Return on Net Assets in 2008 relative to targeted level	Not available: performance cycle from 01/01/06 to 12/31/08 not yet completed

Salaries

Base salaries are paid for the executive’s individual performance and overall job responsibilities are considered along with market competitive pay levels when determining the amount of any executive salary increase.

Annual Incentives

Annual incentive opportunities are established as a percentage of an executive’s base salary. Performance standards for achievement of target annual incentive are set on a comparison to the median annual incentive payments of the general industry pay data.

In 2006, actual incentive payments were based on the achievement of corporate and/or business unit performance. In 2006, corporate performance was based on Budgeted Sales (25%), Net Earnings (50%) and RONA (25%). Business unit performance was based on Budgeted Sales (25%), Pre-Tax Earnings (50%) and RONA (25%). In 2006, annual incentive payments were 73% of target for Named Executive Officers other than Ms. Webster whose annual incentive payment was 83% of target.

Annual incentives paid to the Named Executive Officers are paid under the terms of our Executive Incentive plans, which are administered by the Committee. The Plan is intended to meet the deductibility requirements of Section 162(m) of the Internal Revenue Code as performance based pay.

Target incentive levels are set at competitive levels and are detailed for each Named Executive Officer in the “Grants of Plan-Based Awards” table. Actual incentive paid is based on the company performance that determined a payout of 73% of annual target for each individual.

In the event our financial results are restated after the payment of annual cash incentive awards to executives, it is the intent of the Committee to similarly adjust the payments made to the Named Executive Officers to maintain the alignment of pay to those executives with the financial results to stockholders. We will review on a case by case basis any re-payment action(s) to be taken against the Named Executive Officers.

Long-Term Incentives

For 2006, our long term incentive awards are comprised of performance cash, stock options and, in a limited number of cases, restricted stock. These awards are a substantial portion of the total compensation package of certain key senior executives and are specifically focused on rewarding for achievement of our longer term strategic objectives.

In 2006, approximately 50% of total direct compensation for Named Executive Officers was made up of long term incentives, which consisted of a stock option grant and participation in a Long-Term Performance Cash plan.

The Committee also provided a one time restricted stock grant which vests fully upon retirement to Mr. Foy, Ms. Ramos and Mr. Chipperfield. These grants are detailed in the “Grants Of Plan-Based Awards” table.

Performance Cash Plan

Our 2006 performance cash plan is intended to focus management on achievement of critical multi-year operational goals that increase stockholder value. Performance is generally measured on a cumulative basis over the three-year performance period.

Performance cash actual payments can range from 0% to 200% of target opportunity based on achievement of long term performance measures. For both the 2005 - 2007 and 2006 - 2008 performance cycles, measures are 3-Yr Cumulative Net Cash from Operations and Ending Year Pre-tax Return on Net Assets. This program began in 2005 with the first cycle being completed in 2007. To date no payouts have been made under this program.

In the event our financial results are restated after the payment of long-term cash incentive awards to executives, it is the intent of the Committee to similarly adjust the payments made to the Named Executive Officers to maintain the alignment of pay to those executives with the financial results to stockholders. We will review on a case by case basis any re-payment action(s) to be taken against the Named Executive Officers.

Stock Options

Stock options are granted each year to our executives on the day of the January/February meeting of the Executive Compensation and Stock Option Committee. The exercise price is determined using the closing price of our stock on the date of grant. In 2006, the options were granted on January 26, 2006.

There is no difference in grant practices for executives and non-executives. Our practice for granting new hire option awards is to grant the awards at the closing price on first date of employment for the executive or when approved by the Executive Compensation and Stock Option Committee, whichever is later. Newly promoted executives are given “promotion” grants during the next annual grant cycle.

We believe that stock option grants and performance cash awards meet the requirements for deductible compensation under Section 162(m) of the Internal Revenue Code.

Perquisites

Other ongoing non-cash compensation is provided to our executives through perquisites including limited number of memberships, company-paid life insurance premiums consistent with competitive practice and personal usage of company aircraft for the Chief Executive Officer and Chief Operating Officer only.

Benefits

The Named Executive Officers participate in a full range of benefits and are covered by the same plans (with noted exceptions) as are other United States employees. We target our overall benefits to be competitive with companies of similar size and industry.

Severance Payments and Benefits

We provide severance payments and benefits for the Named Executive Officers to provide income continuation for a reasonable period of time following an involuntary termination while the executive seeks other employment.

The Named Executive Officers are covered by arrangements which specify payments in the event the executive’s employment is terminated without cause or for “good reason”. Mr. Holliman, Mr. Foy, Mr. Chipperfield, Ms. Ramos and Ms. Webster are parties to employment agreements with us which specify payments in the event the executive’s employment is terminated without cause or for “good reason”.

Accounting Considerations

The Committee reviews projections of the estimated accounting and tax impact of all material elements of the executive compensation program. Generally, an accounting expense is accrued over the requisite service period of the particular pay element (generally equal to the performance period) and we realize a tax deduction upon the payment to/realization by the executive.

Compensation Committee Report

We establish the Company’s compensation policies and oversee its executive compensation practices on behalf of the Board of Directors. We operate under a written charter adopted by the Board of Directors. In fulfilling our responsibilities, we reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, we found the Named Executive Officers’ compensation in the aggregate to be reasonable and not excessive and recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement on Schedule 14A, dated March 27, 2007, for filing with the Securities and Exchange Commission.

Submitted by the Executive Compensation and Stock Option Committee of the Furniture Brands International, Inc. Board of Directors

Albert E. Suter, Chairman	John R. Jordan, Jr.
Katherine Button Bell	Matthew E. Rubel

Summary Compensation

In accordance with the SEC’s proxy disclosure rules, “total compensation” in 2006 is defined as the sum of the following:

•	Salary: Base salary paid during 2006.

•	Bonus: Non-performance based awards (i.e., guarantees, sign on, retention bonus).

•
Stock Awards: Restricted stock (including dividends earned on outstanding restricted shares that are not part of FAS 123(R) value) dollar amounts reflect the grant date accounting fair value calculated pursuant to the guidance set forth under FAS 123(R), as presented in our annual 10-K filing.

•
Stock Options: Stock option grants made in 2006; dollar amounts reflect the grant date accounting fair value calculated pursuant to the guidance set forth under FAS 123(R), as presented in our annual 10-K filing.

•
Non-Equity Incentive Awards: Short and long term performance based awards. Table only reflects annual incentive for 2006. No long term performance cash payments were made in 2006 as the first plan cycle will not be completed until 2007.

•
Change in Actuarial Value of Pension Benefits and Non-qualified Deferred Compensation Earnings: Consists of the aggregate increase in actuarial value of defined benefit plan amounts (both the qualified plan and the supplemental executive retirement plan) accrued during the year. There were no above-market earnings on non-qualified deferred compensation.

•
All Other Compensation: All other compensation not captured elsewhere in the Summary Compensation Table, including but not restricted to: our contributions to qualified and non-qualified defined contribution plans; life insurance premiums; value of personal use of the company aircraft; club dues and memberships; and company-paid relocation and temporary accommodation associated with new hire. We have chosen to itemize and report these amounts, even if the value of an individual item is less than the $10,000 reportable amount.

Consistent with our executive compensation philosophy which emphasizes performance based pay, over 70% of the Named Executive Officers’ 2006 total compensation was “at risk” (actual bonus awards, grant date fair value of stock options and target value of performance cash).

The table below presents the fiscal 2006 “total compensation” of the Chief Executive Officer, the Chief Financial Officer, and our other three most highly compensated executive officers who were serving at December 31, 2006.

Summary Compensation Table

												Change in
												Pension Value
										Non-Equity		Non-qualified		All
										Incentive		Deferred		Other
Name and						Stock		Option		Plan		Compensation		Compen-
Principal		Salary		Bonus		Awards		Awards		Compensation		Earnings		sation		Total
Position	Year	($	)	($)(a	)	($)(b	)	($)(b	)	($)(c	)	($)(d	)	($	)	($	)

Wilbert G. Holliman	2006	925,000		0		0		337,549		678,488		33,670		118,849		2,093,556
Chairman of the Board
And Chief Executive
Officer

Denise L. Ramos	2006	325,000		0		85,821		173,713		178,791		0		220,662		983,987
Senior Vice President,
and Chief Financial
Officer

John T. Foy	2006	548,500		0		86,837		327,265		402,325		35,391		134,843		1,535,161
President and Chief
Operating Officer

Lynn Chipperfield	2006	325,000		0		56,396		354,205		178,791		13,930		48,107		976,429
Senior Vice President
and General Counsel

Nancy W. Webster	2006	350,000		210,000		30,205		94,541		0		0		35,789		720,535
President, Thomasville
Furniture Industries, Inc.
__________

(a)	Amount reflects annual cash incentive award guaranteed by Ms. Webster’s employment agreement.
(b)
Amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with FAS 123(R) and thus may include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in footnote (2) to our audited financial statements for the fiscal year ended December 31, 2006 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2007.

(c)
We have both an annual cash incentive plan and a long-term cash performance plan with a three year cycle. Amounts reflect annual cash incentive awards pursuant to our annual cash incentive plan. No awards were earned in 2006 under the long-term cash performance plan.

(d)
Amounts reflect the actuarial increase in the present value of Messrs. Holliman, Foy and Chipperfield’s benefits under our defined benefit pension plan and supplemental executive retirement plan determined by using interest rate and mortality rate assumptions consistent with those used in our financial statements and includes amounts which the Named Executive Officers may not currently be entitled to receive because such amounts are not vested. Ms. Ramos and Ms. Webster are not pension eligible due to insufficient service at the time the defined benefit pension plan was terminated on December 31, 2005.

__________

All Other Compensation

The table below presents “all other compensation” provided in fiscal 2006 to the Named Executive Officers. Consistent with our emphasis on performance based pay, perquisites and other benefits are limited in scope.

	Company Paid Benefits					Company	Club	Relocation (e)		Total
	401k	Def Comp	------- Life Insurance -------			Aircraft	Dues/	Co Paid	Co Paid	All Other
	Contribution	Match	Imputed	Co Paid	Def Exec Life	Pers. Use (d)	Membership	Relocation	Housing	Comp
	($)	($)	($) (a)	($) (b)	($) (c)	($)	($)	($)	($)	($)
W. G. Holliman	9,900	63,264	7,184	4,006	0	29,506	4,989	0	0	118,849
D. L. Ramos	9,900	15,694	759	1,529	5,952	0	3,320	126,137	57,371	220,662
J. T. Foy	9,900	33,484	2,570	2,578	71,067	10,255	4,989	0	0	134,843
L. Chipperfield	9,900	13,036	1,419	1,529	18,903	0	3,320	0	0	48,107
N. W. Webster	9,900	16,128	831	1,243	6,667	0	1,020	0	0	35,789
__________

(a)	Imputed income is the amount of premium we pay on group life insurance coverage over $50,000.
(b)	The premium for life insurance we provide.
(c)
Deferred Compensation Death Benefit is a death benefit payable from general assets upon death while employed, upon death following disability while employed or retirement after age 65. Lesser amounts apply if termination occurs prior to age 65 and zero if termination occurs for cause.

(d)
Amounts include the aggregate incremental cost to us for the personal use of an employer-provided aircraft for Mr. Holliman and Mr. Foy of $29,506 and $10,255, respectively, calculated based on the variable operating costs per mile, which includes fuel costs, maintenance, associated travel costs for the crew and certain office expenses.

(e)	Amounts include the grossed-up value of $183,508 in relocation expenses.
__________

In addition to the above compensation, the Named Executive Officers also participated in health & welfare benefit programs (medical coverage, disability, basic life insurance and vacation) which are generally available to all full-time US employees.

Grants of Plan-Based Awards

In January 2006, the Named Executive Officers other than Mr. Holliman participated in the Furniture Brands Long-Term Incentive Cash Plan. The 2006 plan performance cycle runs from 2006 - 2008.

The Furniture Brands Long-Term Incentive Cash Plan was implemented in 2005. To date there are two three year performance cycles currently in process (2005-2007 and 2006-2008) with the first cycle being completed in 2007. To date no awards have been made under this plan.

The Named Executive Officers other than Mr. Holliman also participated in equity grants consisting of an annual option as well as a one-time restricted stock grant made on January 26, 2006.

The one-time grant of restricted stock was made to Mr. Foy, Mr. Chipperfield and Ms. Ramos to provide them a payment at retirement in place of the projected benefit value they would have received if our Supplemental Retirement Plan had not been discontinued. The projected payment to be delivered through the restricted stock grant is contingent upon share price appreciation and continued service until retirement. If the share price appreciation is not actually realized over the period, the actual value of the benefit will be less than what the executive would have earned under the original supplemental retirement plan.

The fair value of all unvested stock option and restricted share awards are included in the Summary Compensation Table on the basis of that portion which has vested in 2006.

Grants of Plan-Based Awards Table

									All Other	All Other
									Stock	Option	Exercise	Grant
		Estimated Future Payouts				Estimated Future Payouts			Awards:	Awards:	or Base	Date
		Under Non-Equity Incentive				Under Equity Incentive			Number	Number of	Price of	Fair
		Plan Awards				Plan Awards			of Shares	Securities	Stock and	Value of
									of Stock	Underlying	Option	Option
	Grant	Threshold	Target	Maximum		Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date	($)	($)	($)		($)	($)	($)	(#)(c)	(#) (d)	($/Sh) (e)	($)

W. G. Holliman	01/26/06	323,750	925,000	1,156,250	(a)	0	0	0	0	0	0	0
D. L. Ramos	01/26/06	85,313	243,750	304,688	(a)	0	0	0	8,949	0	24.95	223,278
	01/26/06	0	0	0		0	0	0	0	32,100	24.95	277,777
	01/26/06	0	496,800	993,600	(b)	0	0	0	0	0	0	0
J. T. Foy	01/26/06	191,975	548,500	685,625	(a)	0	0	0	3,582	0	24.95	89,371
	01/26/06	0	0	0		0	0	0	0	34,200	24.95	295,950
	01/26/06	0	530,400	1,060,800	(b)	0	0	0	0	0	0	0
L. Chipperfield	01/26/06	85,313	243,750	304,688	(a)	0	0	0	9,891	0	24.95	246,780
	01/26/06	0	0	0		0	0	0	0	32,100	24.95	277,777
	01/26/06	0	495,800	991,600	(b)	0	0	0	0	0	0	0
N. W. Webster	01/26/06	73,500	210,000	262,500	(a)	0	0	0	0	23,100	24.95	199,896
	01/26/06	0	352,800	705,600	(b)	0	0	0	0	0	0	0
__________

(a)	Amounts reflect annual cash incentive awards pursuant to our executive incentive plans. See description under “Annual Incentives” in the Compensation Discussion and Analysis.
(b)
Amounts reflect long-term performance plan awards consisting of unit grants under the Long-Term Performance Bonus Plan for each of the 3-year performance periods commencing on January 1, 2005 and January 1, 2006. At vesting, payout for each performance period is determined on the basis of achievement of cumulative 3-year Free Cash Flow and third-year Return on Net Assets. The cash payout will be delivered half in cash and half in our common stock in order to facilitate stock ownership. See description under “Long-Term Incentives” in the Compensation Discussion and Analysis.

(c)
Shares of restricted stock vest in three equal installments at age 55, age 60 and age 65 but not earlier than 3 years from the date of grant and are forfeited if the executive terminates prior to vesting.

(d)	Stock options vest in equal installments on each of the first four anniversary dates of the grant.
(e)	Represents the closing price on the date of grant.
__________

Outstanding Equity Awards at Fiscal Year End

The table below presents the number of all outstanding options and unvested equity grants held by the Named Executive Officers, as of December 31, 2006.

Details of outstanding awards including expiration dates are listed below:

Outstanding Equity Awards At Fiscal Year End Table

	Option Awards					Stock Awards
										Equity
										Incentive
									Equity	Plan
									Incentive	Awards:
			Equity						Plan	Market or
			Incentive						Awards:	Payout
			Plan						Number of	Value of
			Awards:					Market	Unearned	Unearned
	Number of	Number of	Number of			Number of		Value of	Shares,	Shares,
	Securities	Securities	Securities			Shares or		Shares or	Units or	Units or
	Underlying	Underlying	Underlying			Units of		Units of	Other	Other
	Unexercised	Unexercised	Unexercised	Option		Stock		Stock	Rights	Rights
	Options	Options	Unearned	Exercise	Option	That Have		That Have	That Have	That Have
	(#)	(#) (a)	Options	Price	Expiration	Not Vested		Not Vested	Not Vested	Not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)		($)(d)	(#)	($)

W. G. Holliman	100,000	0	0	23.50	01/29/09	0		0	0	0
	65,000	0	0	16.81	01/27/10	0		0	0	0
	100,000	0	0	15.00	10/31/10	0		0	0	0
	65,000	0	0	23.22	10/31/11	0		0	0	0
	63,000	0	0	21.46	01/31/13	0		0	0	0
	50,000	0	0	29.96	01/29/14	0		0	0	0
D. L. Ramos	12,500	37,500	0	24.14	02/07/15	10,000	(b)	162,300	0	0
	0	32,100	0	24.95	01/26/16	8,949	(c)	145,242	0	0
J. T. Foy	50,000	0	0	24.06	01/29/07	2,000	(b)	32,460	0	0
	24,000	0	0	23.50	01/29/09	5,000	(b)	81,150	0	0
	38,000	0	0	16.81	01/27/10	3,582	(c)	58,136	0	0
	28,700	0	0	24.06	01/25/11	0		0	0	0
	19,400	0	0	34.40	01/24/12	0		0	0	0
	20,550	6,850	0	21.46	01/23/13	0		0	0	0
	15,000	15,000	0	29.96	01/29/14	0		0	0	0
	8,550	25,650	0	23.46	01/27/15	0		0	0	0
	0	34,200	0	24.95	01/26/16	0		0	0	0
L. Chipperfield	40,000	0	0	24.06	01/29/07	1,500	(b)	24,345	0	0
	18,000	0	0	23.50	01/29/09	9,891	(c)	160,531	0	0
	24,800	0	0	16.81	01/27/10	0		0	0	0
	36,500	0	0	24.06	01/25/11	0		0	0	0
	23,700	0	0	34.09	01/18/12	0		0	0	0
	25,350	8,450	0	21.46	01/23/13	0		0	0	0
	17,600	17,600	0	29.96	01/29/14	0		0	0	0
	8,025	24,075	0	23.46	01/27/15	0		0	0	0
	0	32,100	0	24.95	01/26/16	0		0	0	0
N. W. Webster	7,500	22,500	0	19.28	09/06/15	6,000	(b)	97,380	0	0
	0	23,100	0	24.95	01/26/16	0		0	0	0
__________

(a)	Stock options vest in equal installments on each of the first four anniversary dates of grant.
(b)	Shares of restricted stock vest in equal installments on each of the third, fourth, and fifth anniversary dates of grant.
(c)	Shares of restricted stock vest in three installments at age 55, age 60 and age 65 but not earlier than 3 years from the date of grant and are forfeited if the executive terminates prior to vesting.
(d)	Amount based on the $16.23 per share closing price of our Common Stock on December 29, 2006.
__________

Option Exercises and Stock Vested

The table below presents the Named Executive Officers’ stock options exercised and stock awards vested during 2006. The stock option dollar value reflects the total pre-tax value realized by officers (stock price at exercise minus the option’s grant/exercise price). The stock award dollar value reflects the market value on the date of vesting.

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
	On Exercise	On Exercise	On Vesting	On Vesting
Name	(#)	($)	(#)	($)

W. G. Holliman	0	0	0	0
D. L. Ramos	0	0	0	0
J. T. Foy	27,400	70,946	2,000	43,300
L. Chipperfield	33,800	114,413	1,500	32,475
N. W. Webster	0	0	0	0

Retirement

Messrs. Chipperfield, Foy and Holliman are eligible to participate in our pension retirement plans which provide benefits based on years of service and pay (salary plus annual bonus). Our pension retirement plans are comprised of the following:

Retirement Plan (“Pension Plan”)

Messrs. Holliman, Foy and Chipperfield are participants in that segment of the Furniture Brands Retirement Plan which applied to corporate office employees. The Pension Plan is a noncontributory, defined benefit pension plan designed to provide retirement benefits upon normal retirement at age 65. Covered remuneration is base salary and annual incentive compensation and, based on single life annuity, annual benefits at normal retirement age are equal to the sum of 1.1% of final average compensation (the highest five consecutive calendar years of the last 10 years) multiplied by credited service (up to a maximum of 35 years) and 0.45% of final average compensation in excess of “covered compensation” as defined by the IRS multiplied by credited service up to a maximum of 35 years, without reduction for Social Security benefits.

The Pension Plan provides that participants may retire early after attaining age 55 and completing 10 years of service. A reduced benefit is payable once participants become eligible for early retirement. The benefit is reduced by 6.667% per year from age 55 to 60, and by 3.333% per year from age 60 to 65.

As of December 31, 2005, we amended the Furniture Brands Retirement Plan, as well as the Supplemental Retirement Plan, freezing and ceasing future benefit accruals as of that date. Certain transition benefits will be provided to participants actively employed and participating on December 31, 2005 who had attained age 50 and completed 10 years of service as of that date. Messrs. Holliman, Foy and Chipperfield are “grandfathered” under the transition provisions. Grandfathered employees will continue to earn benefits for up to an additional 5 years in the retirement plans.

The pension plan does not cover employees who had not completed at least one year of service as of December 31, 2005. Ms. Ramos and Ms. Webster were hired during 2005 and therefore did not meet the eligibility requirements of the Pension Plan.

Supplemental Executive Retirement Plan (“Supplemental Retirement Plan”)

Applicable laws and regulations limit benefits payable to Messrs. Holliman, Foy, and Chipperfield under the qualified pension plan. A supplemental, non-qualified (un-funded) retirement plan has been adopted which provides for payments from general funds of any retirement income that would be payable pursuant to the retirement plans in the absence of any such limitations.

The Executive Compensation and Stock Option Committee has reviewed the provisions of these plans as they apply to executives and found the benefits payable under the plans to be reasonable by market standards.

The table below presents the following information related to the Retirement Plans:
•
Number of years of credited service, which equals the executive’s length of service with the Company. For Messrs. Holliman and Foy, the Supplemental Retirement Plan does not include service with Lane prior to our acquisition of Lane.

•	Estimated annual benefit, at normal retirement age (which is age 65), reflects the estimated actuarial present value of the retirement benefit accrued through December 31, 2006.
•	None of the Named Executive Officers received payments from the plans during the last year.

The projected benefits modeled below, in the form of a single life annuity, are payable only to the extent the executives continue to work for us until they are eligible for early or normal retirement. The increase in the present value of accumulated benefits was included in total compensation presented in the Summary Compensation Table.

Pension Benefits Table

		Number of Years	Present Value of	Payments
		Credited	Accumulated	During Last
		Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($) (a)	($)

W. G. Holliman	Pension Plan	36	1,006,483	0
	Supplemental Retirement Plan	19	4,173,886	0
J. T. Foy	Pension Plan	20	440,992	0
	Supplemental Retirement Plan	19	1,512,048	0
L. Chipperfield	Pension Plan	23	378,762	0
	Supplemental Retirement Plan	23	561,464	0
__________

(a)
Assumptions used in the calculation of these amounts are included in footnote (10) to our audited financial statements for the fiscal year ended December 31, 2006 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2007.

__________

Non-Qualified Defined Contribution Plans

We offer a defined contribution plan for employees to elect voluntary deferrals of salary and annual incentive awards. In addition, to assist employees with saving for retirement, we provide matching contributions on employee deferrals as follows:

•	$1.00 for $1.00 match up to 3% of eligible compensation (base salary plus annual incentive) deferred by employees
•	$0.50 for $1.00 between 3% and 6% of eligible compensation deferred by employees
•	No Company contributions are provided above 6% of eligible compensation deferred by employees
•	As such, if employees contribute 6% of eligible compensation we provide a matching contribution of 4.5% of eligible compensation

Our defined contribution plans are comprised of the following:

•	401(k) Plan, which is a qualified plan available to substantially all employees
•
Deferred Compensation Plan, which is a non-qualified (unfunded) plan offered to select executives (including the Named Executive Officers) who are impacted by the IRS’s statutory limits on our contributions under the qualified plan. The Deferred Compensation Plan allows us to provide the same matching contribution, as a percentage of eligible compensation defined above, to impacted employees as would have been available in the absence of statutory limits.. All contributions to the Deferred Compensation Plan are credited with Moody’s Aa interest, which was 5.5% for 2006.

Key terms of the Deferred Compensation Plan:

•	Employees can defer up to 100% of eligible compensation
•	Our contributions are immediately vested
•	Payouts are made after retirement or termination of employment from the Company based on the distribution payment alternative elected under each Plan (annual installments or a lump sum)

The table below presents the following information related to our Deferred Compensation Plan (excluding balances under the qualified 401(k) Plan)

•	Executive contributions during 2006: reflects voluntary executive deferrals of base salary and incentive awards
•	Our contributions during 2006: reflects our matching contributions, based on the schedule presented above
•	Aggregate earnings during 2006: reflects the earnings (losses) on account balances
•	Aggregate withdrawals/distributions: none
•	Aggregate balance as of December 31, 2006: total market value of the deferred compensation account, balance including executive and our contributions and any earnings during the year

Non-Qualified Deferred Compensation Table

				Aggregate		Aggregate
		Executive	Registrant	Earnings	Aggregate	Balance
	Aggregate	Contributions	Contributions	In Last	Withdrawals/	At Last
	Balance	In Last FY	In Last FY	FY	Distributions	FYE
Name	12/31/05 (a)	($)	($) (b) (c)	($) (d)	($)	($)

W. G. Holliman	0	92,500	63,264	4,089	0	159,853
D. L. Ramos	0	156,000	15,694	4,468	0	176,162
J. T. Foy	0	82,275	33,484	3,029	0	118,788
L. Chipperfield	0	65,000	13,036	2,035	0	80,071
N. W. Webster	0	35,000	16,128	1,273	0	52,401
__________

(a)	This is a new deferred compensation plan implemented as of January 1, 2006. Therefore, opening aggregate balances are zero.
(b)	Our match is based on same matching rates as for the qualified 401(k), on any annual earnings deferred into this plan or annual compensation over the qualified plan maximum ($220,000 in 2006).
(c)	These contributions are included under “All Other Compensation” in the Summary Compensation Table.
(d)	Earnings are not above market rate and therefore are not reportable in the Summary Compensation Table.
__________

Employment Agreements

Mr. Holliman has an employment agreement with us for a term beginning on January 1, 2005 and ending on December 31, 2007 at an annual salary of $925,000 with an annual target incentive bonus of 100% of base salary under the Furniture Brands Executive Incentive Plan. Mr. Holliman has the option, subject to approval of the Board of Directors, to extend for additional one-year terms.

Mr. Holliman is entitled to post-employment benefits beginning at age 65 equal to a payment of $1 million per year for three years at the start of each year. The first such payment was scheduled to be made on January 1, 2004 but by prior action, the Executive Compensation and Stock Option Committee postponed the first payment until January 1, 2006. In January of 2005, upon the recommendation of our benefit consultants and in lieu of any long-term compensation awards the commencement of these payments was postponed for one additional year. The Committee also approved an additional (fourth) payment of $1 million such that the payments of $1 million per year will be made beginning on January 1, 2007 and subsequent payments will be made on January 1, 2008, 2009 and 2010. Due to Mr. Holliman’s continued employment, the Committee subsequently delayed the commencement of these payments until 2008. These payments are fully vested and are to be made to Mr. Holliman’s beneficiaries or to his estate should he die before receiving the last payment.

If we terminate Mr. Holliman’s employment before the end of the employment period other than for cause or as the result of death or disability, or if Mr. Holliman terminates employment for good reason, he is entitled to receive for the remainder of his employment period, his base salary in effect on his termination date; an amount equal to the annual bonus he would have received had he continued in the bonus plan at the participation level in effect on the date of termination; and all benefits under benefit plans in which he was participating on the date of termination, all subject to his signing an agreement not to compete and a release of claims. Mr. Holliman will also be entitled to the post-employment benefits described above.

We will continue to make premium payments for split dollar life insurance for so long as we are making termination payments to Mr. Holliman after which Mr. Holliman is entitled to the ownership of the policy or policies and we will be entitled to premium retrieval, all in accordance with the terms of the program, but only to the extent of the cash value of the policy or policies and without recourse to Mr. Holliman for the balance of any premium retrieval. These termination benefits are also conditioned upon his signing and not revoking a form of separation agreement furnished by us, which would include an agreement not to compete and a release of claims.

Ms. Ramos has an employment agreement with us beginning on February 7, 2005 at an annual salary of no less than $325,000 with an annual target incentive bonus of 75% of base salary under the Furniture Brands Executive Incentive Plan. If we terminate Ms. Ramos’ employment other than for cause or as the result of death or disability, or if Ms. Ramos terminates employment for good reason, she is entitled to receive, for a period of one year after the termination date (or, if shorter, until she reaches Normal Retirement Age) her base salary in effect on her termination date; an amount equal to the average annual bonus she received over the past three years prior to termination; and all benefits under benefit plans in which she was participating on the date of termination, all subject to her signing an agreement not to compete and a release of claims.

Mr. Foy has an employment agreement with us for a term beginning on February 10, 2004 and ending on December 31, 2007 at an annual salary of no less than $530,000 with an annual target incentive bonus of 85% of base salary under the Furniture Brands Executive Incentive Plan. Mr. Foy has the option, subject to approval of the Board of Directors, to extend for additional one-year terms. If we terminate Mr. Foy’s employment before the end of the employment period other than for cause or as the result of death or disability, or if Mr. Foy terminates employment for good reason, he is entitled to receive for the remainder of his employment period his base salary in effect on his termination date; an amount equal to the annual bonus he would have received had he continued in the bonus plan at the participation level in effect on the date of termination; and all benefits under benefit plans in which he was participating on the date of termination, all subject to his signing an agreement not to compete and a release of claims.

Mr. Chipperfield has an employment agreement with us beginning on August 1, 1996 at an annual salary of no less than $185,000 with an annual target incentive bonus of 50% of base salary under the Furniture Brands Executive Incentive Plan. If we terminate Mr. Chipperfield’s employment other than for cause or as the result of death or disability, or if Mr. Chipperfield terminates employment for good reason, he is entitled to receive for a period of one year after the termination date (or, if shorter, until he reaches Normal Retirement Age), his base salary in effect on his termination date; an amount equal to the average annual bonus he received over the past three years prior to termination; and all benefits under benefit plans in which he was participating on the date of termination, all subject to his signing an agreement not to compete and a release of claims.

Ms. Webster has an employment agreement with Thomasville Furniture Industries, Inc., our subsidiary beginning on September 6, 2005 at an annual salary of no less than $350,000 with an annual target incentive bonus of 60% of base salary under the Thomasville Furniture Industries, Inc. Executive Incentive Plan. If Thomasville terminates Ms. Webster’s employment other than for cause or as the result of death or disability, or if Ms. Webster terminates employment for good reason, she is entitled to receive, for a period of one year after the termination date (or, if shorter, until she reaches Normal Retirement Age), but in any event through at least September 2, 2007, her base salary in effect on her termination date, an amount equal to the average annual bonus she received over the past three years prior to termination; and all benefits under benefit plans in which she was participating on the date of termination, all subject to her signing an agreement not to compete and a release of claims.

All of the Named Executive Officers are entitled to participate in all pension and welfare benefit plans, all incentive, savings and retirement plans applicable to other key executive employees.

With regard to Mr. Holliman and Mr. Foy’s agreements, “good reason” is defined as our failure to comply with any of the following without their consent: the minimum base salary, the minimum bonus target and participation in all pension and welfare benefit plans, incentive, savings and retirement plans and practices and programs applicable to our other key executives.

In addition with regard to Ms. Ramos, Ms. Webster and Mr. Chipperfield’s agreements “good reason” is also defined as our failure to comply with any of the following without their consent: a reduction in the executive’s position, authority, duties and responsibilities to a level less than the position held within the 90 days preceding the effective date of his or her employment agreement and employment at a location not more than 35 miles from the location on the effective date.

Termination Payments and Benefits

Change In Control

Our Named Executive Officers do not have change in control agreements with us. Payments related to involuntary termination resulting from a change in control would be covered as an involuntary termination under our employment agreements with the executive.

Our equity plan documents do provide for payments specific to a change in control. The 2005 Long-Term Performance Bonus plan, 1999 Long-Term Incentive Plan, as amended, and the 1992 Stock Option Plan, as amended, do have provisions which become operative only if a “change of control” of the company occurs, as defined in the agreements and summarized below:

•	Acquisition by a party of 25% or more of our common stock (or combined voting of the outstanding voting securities) (1999 Plan).

•	Acquisition by a party of 20% or more of our common stock ( or combined voting of the outstanding voting securities) (1992 Plan).

•	A change in the majority of the Board of Directors.

•	Approval of a reorganization, merger or consolidation which results in stockholders owning less than 50% of combined voting power.

•	Approval by shareholders of a complete liquidation or dissolution or sale of all or substantially all of our assets.

The Change In Control specific payments shown are related only to equity plans, all other payments are earned/accrued pay which are due to the executive regardless of termination event.

Normal Severance

In the event the Named Executive Officer’s employment is terminated by us other than for Cause including an executive resigning for “good reason” as described above, the officers would receive severance related payments, in conjunction with their respective employment agreements, comprised of the following:

Cash severance: Salary plus average annual bonus over the last three years for a period specified in the employment agreements. Mr. Holliman and Mr. Foy receive severance for the employment period remaining in their contracts, both of which are currently extended through December 31, 2007. Mr. Chipperfield and Ms. Ramos are entitled to 1 times salary and bonus (pro-rated if the executive reaches normal retirement age before the completion of the severance term). Ms. Webster is entitled to payment of salary and bonus, through September 6, 2007, if that constitutes a larger severance payment than 1 times salary and bonus (pro-rated if the executive reaches normal retirement age before the completion of the severance term).

Long-term Cash Plan: Pro-rated target incentive award for all outstanding cycles. The amount of the award is determined by multiplying the executive’s pre-established target award by a fraction (the numerator is the number of days of participation during the performance period through the date of employment and the denominator is the number of days in the performance period).

Stock Options/ Restricted Awards: All awards are forfeited except for stock options and restricted shares that are already vested.

Benefits: Continue during the severance period. No additional service credits are provided. Upon termination Mr. Holliman will begin receiving four annual cash retirement payments of $1,000,000 per the term of his employment agreement, as discussed earlier.

The table below presents incremental payments along with already earned/accrued pay due the executive as a result of a termination without cause (not related to a change in control).

Executive Death Benefits

Mr. Holliman’s $4.0 million Second to Die Life Insurance Policy is listed as “Executive Life Insurance” in the table below. We pay premiums on a life insurance policy with a face value of $4,000,000 covering the joint lives of Mr. and Mrs. Holliman. The life insurance benefit is payable on the second of them to die, the proceeds are payable to an insurance trust established by Mr. Holliman, and the Trust owns the policy. We are the owner and beneficiary of a life insurance policy by which we will recover its net after-tax cost.

We have entered into agreements with Ms. Ramos, Messrs. Foy and Chipperfield and Ms. Webster to pay a death benefit directly from our general assets to the designated beneficiaries as stipulated by each individual contract. These amounts are listed as “Executive Death Benefits” in the table below. The full amount is payable upon death if it occurs while employed, if the individual becomes disabled while employed, or following retirement at age 65. A lesser amount is payable if the individual terminates for any reason other than cause prior to age 65. Messrs. Foy and Chipperfield may elect a one-time cash payout in lieu of the death benefit or portions thereof. No benefit is payable if the individual is terminated for cause. We are the owner and beneficiary of life insurance policies by which we will recover our net after-tax cost.

The table below summarizes payments made to each of the Named Executive Officers in the event of various termination events:

1.	Involuntary Termination without Cause (including termination for “good reason” under the employment agreement)
2.	Voluntary Termination or Termination For Cause
3.	Termination following Change in Control
4.	Normal Retirement (Age 65)
5.	Death
6.	Disability (Medical certification by either a physician, disability provider and/or the Social Security Administration of an inability to perform normal duties)

In each case, termination is assumed to have occurred on December 31, 2006; and all equity grants are valued at the closing price on December 29, 2006 of $16.23.

Termination Payments and Benefits Table

		Involuntary				Termination
		Termination				Following
		without Cause or		Voluntary or		Change in		Normal
Name	Benefit	Good Reason		For Cause		Control		Retirement		Death		Disability

.
W. G.	Salary	925,000	(b)	0		925,000	(b)	0		925,000	(b)	925,000	(b)
Holliman, Jr.	Annual Bonus	925,000	(b)	0		925,000	(b)	0		925,000	(b)	925,000	(b)
	Benefits Continuation	10,978	(i)	2,243	(i)	10,978	(i)	2,243	(i)	0	(i)	2,243	(i)
	Post-Employment Benefit	4,000,000	(a)	4,000,000	(a)	4,000,000	(a)	4,000,000	(a)	4,000,000	(a)	4,000,000	(a)
	Exercisable Options	123,000		123,000		123,000		123,000		123,000		123,000
	Restricted Stock	0		0		0		0		0		0
	LT Cash Performance Plan	0		0		0		0		0		0
	Executive Life Insurance	4,000,000	(h)	4,000,000	(h)	4,000,000	(h)	4,000,000	(h)	4,000,000	(h)	4,000,000	(h)
	Deferred Compensation Plan	159,853	(c)	159,853	(c)	159,853	(c)	159,853	(c)	159,853	(c)	159,853	(c)
	Executive Death Benefit	0	(g)	0	(g)	0	(g)	0	(g)	0	(g)	0	(g)
	Retirement Plan	5,540,297	(d)	5,180,369	(d)	5,540,297	(d)	5,180,369	(d)	2,636,226	(d)	5,180,369	(d)
	Total	15,684,128		13,465,465		15,684,128		13,465,465		12,769,079		15,315,465

		Involuntary				Termination
		Termination				Following
		without Cause or		Voluntary or		Change in		Normal
Name	Benefit	Good Reason		For Cause		Control		Retirement		Death		Disability

D. L.	Salary	325,000	(b)	0		325,000	(b)	0		325,000	(b)	325,000	(b)
Ramos	Annual Bonus	243,750	(b)	0		243,750	(b)	0		243,750	(b)	243,750	(b)
	Benefits Continuation	10,264	(i)	0		10,264	(i)	2,243	(i)	0		0
	Post-Employment Payments	0		0		0		0		0		0
	Exercisable Options	0		0		0		0		0		0
	Restricted Stock	307,542		0		307,542		0		307,542		307,542
	LT Cash Performance Plan	249,467	(f)	0		249,467	(f)	249,467	(f)	249,467	(f)	249,467	(f)
	Executive Life Insurance	0		0		0		0		0		0
	Deferred Compensation Plan	176,162	(c)	176,162	(c)	176,162	(c)	176,162	(c)	176,162	(c)	176,162	(c)
	Executive Death Benefit	65,225	(g)	65,225	(g)	65,225	(g)	521,800	(g)	521,800	(g)	521,800	(g)
	Retirement Plan	0	(e)	0	(e)	0	(e)	0	(e)	0	(e)	0	(e)
	Total	1,377,410		241,387		1,377,410		949,672		1,823,721		1,823,721

		Involuntary				Termination
		Termination				Following
		without Cause or		Voluntary or		Change in		Normal
Name	Benefit	Good Reason		For Cause		Control		Retirement		Death		Disability

J. T.	Salary	548,500	(b)	0		548,500	(b)	0		548,500	(b)	548,500	(b)
Foy	Annual Bonus	548.500	(b)	0		548,500	(b)	0		548,500	(b)	548,500	(b)
	Benefits Continuation	7,208	(i)	1,108	(i)	7,208	(i)	1,108	(i)	0	(i)	1,108	(i)
	Post-Employment Payments	0		0		0		0		0		0
	Exercisable Options	0		0		0		0		0		0
	Restricted Stock	171,746		0		171,746		0		171,746		171,746
	LT Cash Performance Plan	234,933	(f)	0		234,933	(f)	234,933	(f)	234,933	(f)	234,933	(f)
	Executive Life Insurance	0		0		0		0		0		0
	Deferred Compensation Plan	118,788	(c)	118,788	(c)	118,788	(c)	118,788	(c)	118,788	(c)	118,788	(c)
	Executive Death Benefit	941,782	(g)	941,782	(g)	941,782	(g)	1,712,330	(g)	1,712,330	(g)	1,712,330	(g)
	Retirement Plan	2,026,963	(d)	1,953,040	(d)	2,026,963	(d)	1,953,040	(d)	952,789	(d)	1,953,040	(d)
	Total	4,598,420		3,014,718		4,598,420		4,020,199		4,287,586		5,288,945

		Involuntary				Termination
		Termination				Following
		without Cause or		Voluntary or		Change in		Normal
Name	Benefit	Good Reason		For Cause		Control		Retirement		Death		Disability

L.	Salary	325,000	(b)	0		325,000	(b)	0		325,000	(b)	325,000	(b)
Chipperfield	Annual Bonus	243,750	(b)	0		243,750	(b)	0		243,750	(b)	243,750	(b)
	Benefits Continuation	10,264	(i)	1,108	(i)	10,264	(i)	2,243	(i)	0	(i)	1,108	(i)
	Post-Employment Payments	0		0		0		0		0		0
	Exercisable Options	0		0		0		0		0		0
	Restricted Stock	184,876		0		184,876		0		184,876		184,876
	LT Cash Performance Plan	219,500	(f)	0		219,500	(f)	219,500	(f)	219,500	(f)	219,500	(f)
	Executive Life Insurance	0		0		0		0		0		0
	Deferred Compensation Plan	80,071	(c)	80,071	(c)	80,071	(c)	80,071	(c)	80,071	(c)	80,071	(c)
	Executive Death Benefit	529,300	(g)	529,300	(g)	529,300	(g)	869,565	(g)	869,565	(g)	869,565	(g)
	Retirement Plan	1,019,236	(d)	940,226	(d)	1,019,236	(d)	940,226	(d)	455,402	(d)	940,226	(d)
	Total	2,611,997		1,550,705		2,611,997		2,111,605		2,378,164		2,864,096

		Involuntary				Termination
		Termination				Following
		without Cause or		Voluntary or		Change in		Normal
Name	Benefit	Good Reason		For Cause		Control		Retirement		Death		Disability

N. W.	Salary	350,000	(b)	0		350,000	(b)	0		350,000	(b)	350,000	(b)
Webster	Annual Bonus	210,000	(b)	0		210,000	(b)	0		210,000	(b)	210,000	(b)
	Benefits Continuation	3,444	(i)	0		3,444	(i)	46	(i)	0		0
	Post-Employment Payments	0		0		0		0		0		0
	Exercisable Options	0		0		0		0		0		0
	Restricted Stock	97,380		0		97,380		0		97,380		97,380
	LT Cash Performance Plan	155,467	(f)	0		155,467	(f)	155,467	(f)	155,467	(f)	155,467	(f)
	Executive Life Insurance	0		0		0		0		0		0
	Deferred Compensation Plan	52,401	(c)	52,401	(c)	52,401	(c)	52,401	(c)	52,401	(c)	52,401	(c)
	Executive Death Benefit	200,677	(g)	200,677	(g)	200,677	(g)	869,600	(g)	869,600	(g)	869,600	(g)
	Retirement Plan	0	(e)	0	(e)	0	(e)	0	(e)	0	(e)	0	(e)
	Total	1,069,369		253,078		1,069,369		1,077,514		1,734,848		1,734,848
__________

(a)	Under his employment contract, Mr. Holliman will receive payments of $1 million on January 1 of each of the four years following retirement.
(b)	Salary and annual incentive payments are based on individual contract terms.
(c)	Deferred Compensation Account balance as of December 31, 2006 includes voluntary deferrals, company match and investment gains.
(d)	Actuarial present value on December 31, 2006 of retirement benefits from our defined benefit pension plan and supplemental executive retirement plan.
(e)	Qualified defined benefit plan was discontinued before benefits vested. Therefore, Ms. Ramos and Ms. Webster have zero pension value.
(f)	Amounts reflect an estimated zero payment for the 2005-2007 performance cycle and a 70% payout for the 2006-2008 performance cycle.
(g)
Deferred Compensation Death Benefit is a death benefit payable from general assets upon death while employed, upon death following disability while employed or retirement after age 65. Lesser amounts apply if termination occurs prior to age 65 and zero if termination occurs for cause.

(h)	Policy death benefit payable upon the second to die of Mr. Holliman or his wife.
(i)	Benefits continuation is our premium cost for providing health and welfare benefits through the specified period of severance.
__________

Certain Relationships and Related Transactions

We review all relationships and transactions in which we and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect interest involving more than $120,000. The Governance and Nominating Committee must approve or ratify any such related party transaction. The Committee will analyze the following factors, in addition to any other factors the Committee deems appropriate, in determining whether to approve or ratify a Related Party Transaction:

•	whether the terms are fair to us;
•	whether the transactions is material to us;
•	the role the related person has played in arranging the related party transaction;
•	the structure of the related party transaction; and
•	the interests of all related persons in the related party transaction.

A related party transaction will only be approved or ratified by the Committee if the Committee determines that the related party transaction is beneficial to us and the terms of the related party transaction are fair to us. The Committee, in its sole discretion, may approve or deny and related party transaction. Approval of a related party transaction may be conditioned upon the Company and the related person taking any action that the Committee deems appropriate.

W. G. Holliman and Gentry Long, son and son-in-law, respectively, of W. G. Holliman, Jr., our Chairman of the Board and Chief Executive Officer and Jason Foy, son of John T. Foy, our President and Chief Operating Officer, are employed by or are independent contractors of Lane Furniture Industries, Inc., our subsidiary: Mr. Holliman, Mr. Long and Mr. Foy received annual compensation from Lane during 2006 in the amounts of $280,000, $220,000, and $436,000, respectively. Their compensation is at levels which are competitive for their positions in the industry and their aggregate compensation is neither material to us nor to Lane.

II.	RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED AUDITORS

In accordance with its charter, the Audit Committee has selected KPMG LLP, independent registered auditors, to audit our consolidated financial statements for the calendar year 2007. KPMG LLP served as our independent registered auditors for the calendar year 2006. The Audit Committee is asking the stockholders to ratify the appointment of KPMG LLP as our registered auditors for the calendar year ending December 31, 2007.

The Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal. In the event stockholders fail to ratify the appointment, the Audit Committee may reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of different independent auditors at any time during the year if the Audit Committee determines that such a change would be in our and our stockholders’ best interests.

The Audit Committee has approved in advance all services provided by KPMG LLP. A formal statement by representatives of KPMG LLP is not planned for the annual meeting on May 3, 2007; however, as in years past, such representatives are expected to be present during the meeting and to be available to respond to appropriate questions from stockholders.

Vote Required. A majority of the votes present in person or by proxy and entitled to vote at the meeting, a quorum being present, is required to ratify the engagement.

The Board of Directors and the Audit Committee unanimously recommend a VOTE FOR ratification.

III.	STOCKHOLDER PROPOSALS

Neither the Board nor management knows of any matters other than those items set forth above that will be presented for consideration during the 2007 annual meeting. However, if other matters should properly come before the meeting, it is intended that the persons named in the proxies will vote, act and consent in accordance with their best judgment with respect to any such matters.

Stockholder proposals submitted for inclusion in our proxy materials for the 2008 annual meeting should be addressed to the Secretary of the Company and must be received at our executive offices no later than November 26, 2007. In addition, you must notify us before February 6, 2008 if you intend to present your proposal for action at the 2008 annual meeting. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy form in accordance with SEC regulations governing the solicitation of proxies.

By order of the Board of Directors

/s/ Robert L. Kaintz

Robert L. Kaintz
Secretary

St. Louis, Missouri, March 27, 2007

APPENDIX A

Independence Guidelines

The Board of Directors of the Company has adopted the following guidelines which are set forth in the New York Stock Exchange listing standards. A director in order to be independent must not have any of the following relationships:

1.	The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company.

2.
The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

3.
(A) The director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (B) the director is a current employee of such firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

4.
The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

5.
The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or receives payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues

An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who share such person’s home.

A-1

ANNUAL MEETING OF STOCKHOLDERS OF
FURNITURE BRANDS INTERNATIONAL, INC.
May 3, 2007

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

I.	Election of Directors:	II.	Proposal to ratify the selection of independent registered auditors.
❒	FOR ALL NOMINEES	NOMINEES:	FOR AGAINST ABSTAIN
❒ ❒ ❒
[ ]	K. B. Bell	III.	In their discretion, upon such other matters as may properly come before the meeting.
❒	WITHHOLD	[ ]	J. T. Foy
AUTHORITY	[ ]	W. G. Holliman
FOR ALL NOMINEES	[ ]	J. R. Jordan, Jr.
[ ]	L. M. Liberman	The Board of Directors recommends a vote FOR Items I and II.
[ ]	R. B. Loynd
❒	FOR ALL EXCEPT	[ ]	B. L. Martin
(See Instructions	[ ]	A. B. Patterson
below)	[ ]	M. E. Rubel
[ ]	A. E. Suter
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: [x]

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
❒

______________________________	_____________	______________________________	____________
Signature of Stockholder	Date	Signature of Stockholder	Date

NOTE:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

FURNITURE BRANDS INTERNATIONAL, INC.

PROXY FOR 2007 ANNUAL MEETING OF STOCKHOLDERS
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints R.B. Loynd, W.G. Holliman and L. Chipperfield, and each of them, with power of substitution, proxy or proxies to represent the undersigned, and to vote all shares of Common Stock the undersigned would be entitled to vote, at the Annual Meeting of Stockholders of Furniture Brands International, Inc. to be held on May 3, 2007, and at any adjournment thereof, upon the items set forth in the proxy statement for the meeting and identified below.

(Continued and to be signed on the reverse side)